Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

Strive, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	1	Equity	Variable Rate Series A Perpetual Preferred Stock, $0.001 par value per share	457(o) and (r)	—	—	$500,000,000	0.00013810	$69,050
	Total Offering Amounts						$500,000,000		$69,050
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$69,050

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 465(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee with respect to an indeterminate amount of the registrant’s Variable Rate Series A Perpetual Preferred Stock, $0.001 par value per share being registered under Registration Statement No. 333-290252 filed with the Securities and Exchange Commission on September 15, 2025 (the “Registration Statement”) as may from time to time be offered under the Registration Statement at indeterminate prices.

(2)
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related “at-the-market” offering of the Company’s Variable Rate Series A Perpetual Preferred Stock, $0.001 par value per share. The maximum aggregate offering price of such offering is $500,000,000.